Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Finisar Corporation
Sunnyvale, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated June 17, 2016, relating to the consolidated financial statements, the effectiveness of Finisar Corporation’s internal control over financial reporting, and schedule of Finisar Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended May 1, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA LLP

San Jose, California
October 12, 2016